UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 14, 2012

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On March 14, 2012, Progenics’ Board of Directors approved amendments to the Company’s Amended and Restated By-Laws to provide for majority voting in uncontested elections of directors.  The amendment was taken on the Company’s own initiative in connection with its annual review of corporate governance policies and procedures.

To effectuate the new standard, Article III, Section 3.06 of the By-Laws has been amended to provide that in an uncontested election, a candidate is elected or re-elected as a director of the Company if the number of shares voted for his or her election exceeds the number of votes cast against that director.  The plurality-voting standard, formerly used for all director elections and under which candidates receiving the most votes are elected regardless of whether they constituted a majority, continues to apply in contested elections.  The Board of Directors also amended the company’s Corporate Governance Guidelines to provide for directors to submit a contingent resignation from the Board which becomes effective only if the director fails to receive a sufficient number of votes for re-election at an annual meeting and the Board accepts the resignation.  If an incumbent director does not receive the required vote for re-election, the Company’s Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results.  Conforming amendments have also been made in By-Law Sections 4.03 and 4.04 concerning the filling of Board vacancies and to provide for the contingent resignations.

The above description of the By-Law amendments is qualified in its entirety by reference to the text of the Company’s Amended and Restated By-Laws as so amended, a copy of which is included in this Report as Exhibit 3.1.

Exhibit No.            Description

3.1	Amended and Restated By-Laws of the Registrant (amended and restated as of March 14, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            PROGENICS PHARMACEUTICALS, INC.
                            By:  /s/ ROBERT A. MCKINNEY
Robert A. McKinney,
                                   Chief Financial Officer and
                               Senior Vice President, Finance & Operations

Date: March 16, 2012